Form 5 Authorization


I, Salvador Diaz-Verson, an officer and/or member of the Board of Directors of Aura Systems, Inc, a Delaware corporation, hereby authorize and designate Melinda Mason to file a Form 3, Form 4, and/or Form 5, and any amendments thereto, and any further such forms that may be required from time to time, with the SEC, reporting my beneficial ownership of securities of Aura Systems, Inc.

This authorization shall continue until the earlier of the date it's revoked by me or until I resign all positions I hold as an officer or member of the Board of Directors of Aura Systems, Inc.



Dated:      January 23, 2004 			Signed:  /s/ Salvardor Diaz-Verson

							  	Salvador Diaz-Verson